Exhibit 99.2

RISK FACTORS

The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Relating to Our Company

A significant portion of our revenues are related to the dollar amount of fuel purchased by our customers, and, as a result, volatility in fuel prices could have an adverse effect on our revenues.

As of December 31, 2011, approximately 47% of our total revenues result from fees paid to us by fuel providers based on a negotiated percentage of the purchase price of fuel purchased by our customers. Our customers primarily purchase fuel. Accordingly, part of our revenues is dependent on fuel prices, which are prone to volatility. For example, we estimate that during 2011, a one cent decline in average fuel prices below average actual prices would have resulted in approximately a $0.8 million decline in 2011 revenue. Declines in the price of fuel could have a material adverse effect on our total revenues.

Fuel prices are dependent on many factors, all of which are beyond our control. These factors include, among others:

•	supply and demand for oil and gas, and expectations regarding supply and demand;

•	speculative trading;

•	actions by major oil exporting nations;

•	political conditions in other oil-producing, gas-producing or supply-route countries, including revolution, insurgency, terrorism or war;

•	refinery capacity;

•	weather;

•	the prices of foreign exports and the availability of alternate fuel sources;

•	value of the U.S. dollar versus other major currencies;

•	general worldwide economic conditions; and

•	governmental regulations and tariffs.

Derivative transactions may not adequately stabilize our cash flows and may cause volatility in our earnings.

Because a significant portion of our revenues are subject to fuel price volatility, we utilize fuel price sensitive derivative instruments to manage our exposure to this volatility in North America by seeking to limit fluctuations in our cash flows. For a more detailed discussion of these derivative instruments see our “Fuel Price Derivatives” discussion in Exhibit 99.1 to this current report on Form 8-K. These instruments may expose us to the risk of financial loss if, for example, we unwind our position before the expiration of the contract or there is a significant change in fuel prices. The success of our fuel price derivatives program depends upon, among other things, our ability to forecast the amount of fuel purchased by fleets using our services in the U.S. and the percentage based fee we will earn from merchants. To the extent our forecasts are inaccurate these derivative contracts may be inadequate to protect us against significant changes in fuel prices or over-expose us to fuel price volatility. Realized and unrealized gains and losses on these contracts are recorded each quarter to reflect changes in the market value of the underlying contracts. As a result, our quarterly net income may be prone to significant volatility.

If we fail to adequately assess and monitor credit risks of our customers, we could experience an increase in credit loss.

We are subject to the credit risk of our customers, many of which are small-to mid-sized businesses. We use various formulae and models to screen potential customers and establish appropriate credit limits, but these formulae and models cannot eliminate all potential bad credit risks and may not prevent us from approving applications that are fraudulently completed. Moreover, businesses that are good credit risks at the time of application may become bad credit risks over time and we may fail to detect such change. In times of economic slowdown, the number of our customers who default on payments owed to us tends to increase. If we fail to adequately manage our credit risks, our provision for credit loss on the income statement expense could be significantly higher than it has been in the past.

Our exposure to counterparty credit risk could create an adverse effect on our financial condition.

We engage in a number of transactions where counterparty credit risk is a relevant factor. Specifically, we have fuel price derivatives whose values at any point in time are dependent upon not only the market but also the viability of the counterparty. The failure or perceived weakness of any of our counterparties has the potential to expose us to risk of loss in these situations. Financial institutions, primarily banks, have historically been our most significant counterparties.

The Dodd-Frank Act may have a significant impact on our business, results of operation and financial condition.

On July 21, 2010, the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, was enacted into law. The Dodd-Frank Act, among other things, when fully implemented, will result in substantial changes in the regulation of derivatives and capital market activities. The impact of the Dodd-Frank Act is difficult to assess because many provisions require federal agencies to adopt implementing regulations which have not been completed and because many of its provisions are being phased in over time. In particular, the Dodd-Frank Act establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. For example, the Dodd-Frank Act provides the Commodity Futures Trading Commission with broad authority to adopt combined position limits for futures contracts and over-the-counter derivatives. We cannot assess whether those rules, which have been vacated by a U.S. District Court and are the subject of continuing litigation, if eventually upheld, would have an adverse impact on our business.

Although the application of the Dodd-Frank Act’s provisions to us, if any, are uncertain at this time, we could be required to change our fuel price hedging practices, to comply with new regulatory requirements. Potential changes include clearing and execution methodology of our derivatives transactions. The Dodd-Frank Act also requires many counterparties to derivatives instruments to spin off some of their derivatives activities to a separate entity. These new entities may not be as creditworthy as the current counterparty. Presently, we cannot assess the capital or margin requirements which might apply to our over-the-counter transactions. Once implemented, these changes could result in increased transaction costs. In summary, the Dodd-Frank Act and any new regulations could increase the cost of derivative contracts or modify the way in which we conduct those transactions.

If we modify or reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable. Increased volatility may make us less attractive to certain types of investors. Any of these consequences could have a material adverse effect on our financial condition and results of operations.

The Dodd-Frank Act also created the Consumer Financial Protection Bureau, or CFPB, to regulate the offering of consumer financial products or services under the federal consumer financial laws. The CFPB assumed rulemaking authority under the existing federal consumer financial protection laws, and will enforce those laws against and examine certain non-depository institutions and insured depository institutions with total assets greater than $10 billion and their affiliates. In addition, the CFPB was granted general authority to prevent covered persons or service providers from committing or engaging in unfair, deceptive or abusive acts or practices under federal law in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. The CFPB also has broad rulemaking authority for a wide range of consumer protection laws. It is unclear what changes will be promulgated by the CFPB and what effect, if any, such changes would have on our business and operations.

As required under the Dodd-Frank Act, the Government Accountability Office issued its study on the implications of any elimination of the exemption to the definition of “bank” for industrial banks under the Bank Holding Company Act. The study did not make a recommendation regarding the elimination of this exemption. However, if this exemption were eliminated without any grandfathering or accommodations for existing institutions, we could be required to become a bank holding company which could require us to either cease certain activities or divest WEX Bank.

Until July 21, 2013, the Dodd-Frank Act restricts the change-in-control and acquisition of industrial banks by commercial firms. This restriction, as more fully discussed under the heading “Other Items — Regulation — United States” in Exhibit 99.1 to this current report on Form 8-K, may make it more difficult for us to engage in transactions that have the effect of changing the ownership structure of WEX Bank.

The Dodd-Frank Act and any related legislation or regulations may have a material impact on our business, results of operations and financial condition. In addition, we may be required to invest significant management time and resources to address the various provisions of the Dodd-Frank Act and the numerous regulations that are required to be issued under it.

In an increasing interest rate environment, interest expense on the variable rate portion of our borrowings on our senior secured credit facility would increase and we may not be able to replace our maturing debt with new debt that carry the same interest rates. We may be adversely affected by significant changes in the brokered deposit market.

We had $300.0 million of variable interest rate indebtedness outstanding at September 30, 2012, consisting of borrowings under our senior secured credit facility that bore interest at a floating rate equal to the one-month LIBOR plus 150 basis points. Our industrial bank subsidiary, WEX Bank, uses certificates of deposit and interest-bearing money-market deposits, or collectively brokered deposits, as well as NOW accounts, to finance payments to major oil companies. Certificate of deposit carry fixed interest rates from issuance to maturity. The interest-bearing money market deposits carry variable rates. Upon maturity, the deposits will likely be replaced by issuing new deposits to the extent that they are needed. In a rising interest rate environment, WEX Bank would not be able to replace maturing deposits with deposits that carry the same or lower interest rates. Therefore, rising interest rates would result in reduced net income to the extent that certificates of deposit and money market deposits mature and are replaced. At September 30, 2012, WEX Bank had outstanding $343.2 million in certificates of deposit maturing within one year and $48.3 million in certificates of deposit maturing within one to two years; and $123.5 million in interest-bearing money market deposits. Also at September 30, 2012, WEX Bank had $678.8 million of NOW account deposits outstanding with Higher One, which are currently non-interest bearing.

Decreased demand for fuel and other vehicle products and services could harm our business and results of operations.

Demand for fuel and other vehicle products and services may be reduced by factors that are beyond our control, such as the implementation of fuel efficiency standards and the development by vehicle manufacturers and adoption by our fleet customers of vehicles with greater fuel efficiency or alternative fuel sources.

Our business is dependent on several key strategic relationships, the loss of which could adversely affect our results of operations.

Revenue we received from services we provided to our top five customers and strategic relationships accounted for approximately 21% of our total revenues in 2011. Accordingly, we are dependent on maintaining our strategic relationships and our results of operations would be lower in the event that these relationships were terminated. Likewise, we have agreements with the major oil companies and fuel retailers whose locations accept our payment processing services. The termination of any of these agreements would reduce the number of locations where our payment processing services are accepted; therefore, we could lose our competitive advantage and our operating results could be adversely affected. In addition, as of September 30, 2012, we had $678.8 million of NOW account deposits outstanding with Higher One, the company that originates the NOW accounts. If that relationship terminated, we would need to seek additional sources of funding or further utilize other existing sources of funding. There could be no assurance that we would be able to find new or use existing sources of funding on terms acceptable to us. If we were unable to secure such funding, our results of operations could be adversely affected.

We may never realize the anticipated benefits of acquisitions we have completed or may undertake.

We have acquired and may attempt to acquire businesses, technologies, services, products or licenses in technologies that we believe are a strategic fit with our business. The process of integrating any acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may divert significant management attention from our ongoing business operations. As a result, we may incur a variety of costs in connection with acquisitions and may never realize the anticipated benefits.

We are exposed to risks associated with operations outside of the United States, which could harm both our U.S. and international operations.

We conduct operations in North America, South America, Asia Pacific and Europe. As part of our business strategy and growth plan, we plan to further expand internationally. Expansion of our international operations could impose substantial burdens on our resources, divert management’s attention from U.S. operations and otherwise harm our business. In addition, there are many barriers to competing successfully in the international market, including:

•	changes in the relations between the United States and foreign countries;

•	actions of foreign or United States governmental authorities affecting trade and foreign investment;

•	regulations on repatriation of funds;

•	increased infrastructure costs including complex legal, tax, accounting and information technology laws and treaties;

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interpretation and application of local laws and regulations including, among others, those impacting anti-money laundering, bribery, financial transaction reporting and positive balance or prepaid cards;

•	enforceability of intellectual property and contract rights;

•	potentially adverse tax consequences;

•	local labor conditions and regulations; and

•	fluctuation in foreign currencies.

We cannot assure you that our investments outside the United States will produce desired levels of revenue or costs, or that one or more of the factors listed above will not harm our business.

We may incur impairment charges on goodwill or other intangible assets.

We account for goodwill in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, Topic 350, Intangibles — Goodwill and Other. Our reporting units and related indefinite-lived intangible assets are tested annually during the fourth fiscal quarter of each year in order to determine whether their carrying value exceeds their fair value. In addition, they are tested on an interim basis if an event occurs or circumstances change between annual tests that would more likely than not reduce their fair value below carrying value. If we determine the fair value of the goodwill or other indefinite-lived intangible assets is less than their carrying value as a result of the tests, an impairment loss is recognized. Any such write-down could adversely affect our results of operations.

Our goodwill resides in multiple reporting units. The profitability of individual reporting units may suffer periodically from downturns in customer demand and other factors, the high level of competition existing within our industry, and the level of overall economic activity. Individual reporting units may be relatively more impacted by these factors than the Company as a whole. As a result, demand for the services of one or more of the reporting units could decline which could adversely affect our operations and cash flow, and could result in an impairment of goodwill or intangible assets. As a result of our interim period impairment analysis during the third quarter of fiscal 2012, we determined that pricing pressure and lower retail sales in Australia would result in lower future earnings than forecasted at the time of the purchase of Wright Express Prepaid Australia. On September 30, 2012, we recorded an estimated goodwill impairment loss of approximately $16.2 million related to the purchase of Wright Express Prepaid Australia. We used a discounted cash flow model of the projected earnings of Wright Express Prepaid Australia to determine the amount of goodwill impairment. Any adjustment to the estimated goodwill impairment will be finalized during the fourth quarter of 2012 results. For all other reporting units, while we have not concluded our impairment analysis for the fourth quarter, we do not believe our analysis will result in any material impairment. Materially different assumptions regarding future performance of our reporting units or the weighted-average cost of capital used in the valuations could result in impairment losses and/or amortization expense.

Volatility in the financial markets may negatively impact our ability to access credit.

Adverse conditions in the credit market may limit our ability to access credit at a time when we would like or need to do so. Our senior secured credit facility expires in January 2018 when the outstanding balance will be due. Any limitation of availability of funds or credit facilities could have an impact on our ability to refinance the maturing debt or react to changing economic and business conditions which could adversely impact us.

Volatility in the financial markets may negatively impact WEX Bank’s ability to attract and retain deposits.

Adverse conditions in the credit market may limit WEX Bank’s ability to attract deposits at a time when it would like or need to do so. A significant credit ratings downgrade, material capital market disruptions, significant withdrawals by depositors at WEX Bank, or adverse changes to its industrial bank charter could impact our ability to maintain adequate liquidity and impact our ability to provide competitive offerings to our customers. Any limitation of availability of deposits could have an impact on our ability to finance our U.S. accounts receivable which could adversely impact us.

If our industrial bank subsidiary fails to meet certain criteria, we may become subject to regulation under the Bank Holding Company Act, which could force us to cease all of our non-banking activities and thus could have an adverse effect on our revenue and business.

WEX Bank meets the criteria for exemption of an industrial bank from the definition of “bank” under the Bank Holding Company Act. WEX Bank’s failure to qualify for this exemption would cause us to become subject to regulation under the Bank Holding Company Act. This would require us to divest WEX

Bank or become a Bank Holding Company and to possibly cease certain impermissible activities. Failure to qualify for this exemption could have an adverse effect on our revenue and business.

The loss or suspension of the charter for our Utah industrial bank or changes in regulatory requirements could be disruptive to operations and increase costs.

WEX Bank’s bank regulatory status enables WEX Bank to issue certificates of deposit, accept money market deposits and NOW accounts, and borrow on a federal funds rate basis from other banks. These funds are used to support our U.S. payment processing operations, which require the Company to make payments, as well as for our virtual and paycard products. WEX Bank operates under a uniform set of state lending laws, and its operations are subject to extensive state and federal regulation. WEX Bank, a Utah industrial bank incorporated in 1998, is an FDIC-insured depository institution. The bank’s primary regulators are the Utah Department of Financial Institutions and the FDIC. Continued licensing and federal deposit insurance are subject to ongoing satisfaction of compliance and safety and soundness requirements. WEX Bank must be adequately capitalized as defined in the banking regulations and satisfy a range of additional capital requirements. If WEX Bank were to lose its bank charter, we would either outsource our credit support activities or perform these activities ourselves, which would subject us to the credit laws of each individual state in which we conduct business. Furthermore, we could not be a MasterCard issuer and would have to work with another financial institution to issue the product or sell the portfolio. Any such change would be disruptive to our operations and could result in significant incremental costs. In addition, changes in the bank regulatory environment, including the implementation of new or varying measures or interpretations by the State of Utah or the federal government, may significantly affect or restrict the manner in which we conduct business in the future.

We are subject to extensive supervision and regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to generate income.

We are subject to extensive federal and state regulation and supervision, including that of the FDIC, the CFPB, and the Utah Department of Financial Institutions. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders or noteholders. These regulations affect our payment operations, capital structure, investment practices, dividend policy and growth, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, damages, civil money penalties or reputational damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur. The U.S. Congress and federal regulatory agencies frequently revise banking and securities laws, regulations and policies. We cannot predict whether or in what form any other proposed regulations or statutes will be adopted or the extent to which our business may be affected by any new regulation or statute. Such changes could subject our business to additional costs, limit the types of financial services and products we may offer and increase the ability of non-banks to offer competing financial services and products, among other things.

Our industrial bank subsidiary is subject to regulatory capital requirements that may require us to make capital contributions to it, and that may restrict the ability of the subsidiary to make cash available to us.

WEX Bank must maintain minimum amounts of regulatory capital. If WEX Bank does not meet these capital requirements, its regulators have broad discretion to institute a number of corrective actions that could have a direct material effect on our financial statements. WEX Bank, as an institution insured by the FDIC, must maintain certain capital ratios, paid-in capital minimums and adequate allowances for loan losses. Under the Dodd-Frank Act, we are also required to serve as a source of financial strength for WEX Bank. If WEX Bank were to fail to meet any of the capital requirements to which it is subject, or if required under Dodd-Frank’s source of strength requirements, we may be forced to provide WEX Bank with additional capital, which could impair our ability to service our indebtedness. To pay any dividend, WEX Bank must maintain adequate capital above regulatory guidelines. Accordingly, WEX Bank may be unable to make any of its cash or other assets available to us, including to service our indebtedness.

Our industrial bank subsidiary is subject to funding risks associated with its reliance on brokered deposits.

Under applicable regulations, if WEX Bank were no longer “well capitalized,” it would not be able to accept brokered deposits without the approval of the FDIC. WEX Bank’s inability to accept brokered deposits, or a loss of a significant amount of its brokered deposits, could adversely affect our liquidity. Additionally, such circumstances could require it to raise deposit rates in an attempt to attract new deposits, or to obtain funds through other sources at higher rates, which would adversely affect our results of operations.

We are subject to restrictions on transactions with our industrial bank subsidiary, which may limit our ability to engage in transactions with and obtain credit from our industrial bank.

Sections 23A and 23B of the Federal Reserve Act and the implementing regulations limit the extent to which we can borrow or otherwise obtain credit from or engage in other “covered transactions” with WEX Bank. These limitations do not operate as an outright bar, but for us to engage in a transaction with WEX Bank, the transaction must meet certain requirements for fairness and must be secured by certain types of collateral. Accordingly, WEX Bank may be unable to provide credit or engage in transactions with us, including transactions intended to help us service our indebtedness.

We may not be able to adequately protect the data we collect about our customers, which could subject us to liability and damage our reputation.

We collect and store data about our customers and their fleets, including bank account information and spending data. Our customers expect us to keep this information in our confidence. If “hackers” or other unauthorized persons are successful in penetrating our network security they could misappropriate our proprietary information or cause interruptions in our WEXOnline web site. We are required to expend capital and other resources to protect against the threat of such security breaches, and may be required to expend significant capital and other resources to alleviate problems caused by any such breaches.

Under the Gramm-Leach-Bliley Act (“GLBA”), we and WEX Bank are required to maintain a comprehensive written information security program that includes administrative, technical and physical safeguards relating to consumer information. This requirement generally does not extend to information about companies or about individuals who obtain financial products or services for business, commercial, or agricultural purposes.

GLBA also requires us and WEX Bank to provide initial and annual privacy notices to customers that describe in general terms our information sharing practices. If we or WEX Bank intend to share nonpublic personal information about consumers with affiliates and/or nonaffiliated third parties, we and WEX Bank must provide customers with a notice and a reasonable period of time for each customer to “opt out” of any such disclosure. In addition to U.S. federal privacy laws with which it must comply, states also have adopted statutes, regulations and other measures governing the collection and distribution of nonpublic personal information about customers. In some cases these state measures are preempted by federal law, but if not, we and WEX Bank must monitor and seek to comply with individual state privacy laws in the conduct of our businesses.

Any security breach or inadvertent transmission of information about our customers or any violation of federal or state privacy laws could expose us to liability in excess of any applicable insurance policies, litigation, regulatory scrutiny, and/or cause damage to our reputation.

Our failure to effectively implement new technology could jeopardize our position as a leader in our industry.

As a provider of information management and payment processing services, we must constantly adapt and respond to the technological advances offered by our competitors and the informational requirements of our customers, including those related to the Internet, in order to maintain and improve upon our competitive position. We may not be able to expand our technological capabilities and service offerings as rapidly as our competitors, which could jeopardize our position as a leader in our industry.

We are dependent on technology systems and electronic communications networks managed by third parties, which could result in our inability to prevent service disruptions.

Our ability to process and authorize transactions electronically depends on our ability to electronically communicate with our fuel and vehicle maintenance providers through point-of-sale devices and electronic networks that are owned and operated by third parties. The electronic communications networks upon which we depend are often subject to disruptions of various magnitudes and durations. Any severe disruption of one or all of these networks could impair our ability to authorize transactions or collect information about such transactions, which, in turn, could harm our reputation for dependable service and adversely affect our results of operations. In addition, our ability to collect enhanced data relating to our customers’ purchases may be limited by the use of older point-of-sale devices by fuel and vehicle maintenance providers. To the extent that fuel and vehicle maintenance providers within our network are slow to adopt advanced point-of-sale devices, we may not be able to offer the services and capabilities our customers demand.

Our industry continues to become increasingly competitive, which makes it more challenging for us to maintain profit margins at historical levels.

We face and expect to continue to face competition in each category of the overall industry from several companies that seek to offer competing capabilities and services. Historically, we have been able to provide customers with a wide spectrum of services and capabilities and, therefore, we have not considered price to be the exclusive or even the primary basis on which we compete. As our competitors have continued to develop their service offerings, it has become increasingly more challenging for us to compete solely on the basis of superior capabilities or service. In some areas of our business we have been forced to respond to competitive pressures by reducing our fees. We have seen erosion of our historical profit margins as we encourage existing strategic relationships to sign long-term contracts. If these trends continue and if competition intensifies, our profitability may be adversely impacted.

While we have traditionally offered our services to all categories of the fleet industry, some of our competitors have successfully garnered significant share in particular categories of the overall industry. To the extent that our competitors are regarded as leaders in specific categories, they may have an advantage over us as we attempt to further penetrate these categories.

We also face increased competition in our efforts to enter into new strategic relationships and renew existing strategic relationships on the same terms.

Compliance with anti-money laundering laws and regulations creates additional compliance costs and reputational risk.

WEX Bank must monitor and report unusual or suspicious account activity, as well as transactions involving amounts in excess of prescribed limits, as required by the Bank Secrecy Act and Internal Revenue Service regulations. The USA PATRIOT Act of 2001 (the “USA Patriot Act”) imposes significant anti-money laundering compliance and due diligence obligations on financial institutions, including WEX Bank. Financial regulators have issued various implementing regulations and have made enforcement a top priority. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could result in the imposition of fines or penalties and other serious legal and reputational consequences which may impact our financial results.

Fluctuations in foreign currency exchange rates could affect our financial results.

We earn revenues, pay expenses, own assets and incur liabilities in countries using currencies other than the U.S. dollar. Such currencies include the Australian dollar, euro, British pound sterling, New Zealand dollar and Brazilian Real. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues, income and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against other major currencies will affect our revenues, operating income and the value of balance sheet items denominated in foreign currencies. We cannot assure that fluctuations in foreign currency exchange rates, particularly fluctuations in the U.S. dollar against other currencies, will not materially affect our financial results.

Our increased presence in foreign jurisdictions increases the possibility of foreign law violations or violation of the Foreign Corrupt Practices Act (“FCPA”).

We are subject to the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business, and the anti-bribery laws of other jurisdictions. Any violation of the FCPA or similar laws and regulations could result in significant expenses, divert management attention, and otherwise have a negative impact on us. Any determination that we have violated the FCPA or laws of any other jurisdiction could subject us to, among other things, penalties and legal expenses that could harm our reputation and have a material adverse effect on our financial condition and results of operation. Because our foreign presence expanded due to recent acquisitions and investments outside of the U.S., the possibility of violations of foreign law or the FCPA may increase.

We may incur substantial losses due to fraudulent use of our charge cards.

Under certain circumstances, when we fund customer transactions, we bear the risk of substantial losses due to fraudulent use of our charge cards. We do not maintain any insurance to protect us against any such losses.

If we fail to maintain effective systems of internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or prevent fraud, which could cause current and potential shareholders to lose confidence in our financial reporting, adversely affect the trading price of our securities or harm our operating results.

Effective internal control over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial reports and effectively prevent fraud and operate successfully as a public company. Our financial reporting and disclosure controls and procedures are reliant, in part, on information we receive from third parties that supply information to us regarding transactions that we process. Any failure to develop or maintain effective internal control over financial reporting and disclosure controls and procedures could harm our reputation or operating results, or cause us to fail to meet our reporting obligations. As we complete acquisitions and expand our business operations both within the United States and internationally, we will need to maintain effective internal controls over financial reporting and disclosure control and procedures. The internal control over financial reporting of Fleet One will not be audited in connection with the audit of our internal control over financial reporting for the fiscal year ended December 31, 2012. If we are unable to adequately maintain our internal control over financial reporting, our external auditors will not be able to issue an unqualified opinion on the effectiveness of our internal control over financial reporting.

Ineffective internal control over financial reporting and disclosure controls and procedures could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities or affect our ability to access the capital markets and could result in regulatory proceedings against us by, among others, the SEC. In addition, a material weakness in internal control over financial reporting, which may lead to deficiencies in the preparation of financial statements, could lead to litigation claims against us. The defense of any such claims may cause the diversion of management’s attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation, even if resolved in our favor, could cause us to incur significant legal and other expenses. Such events could harm our business, affect our ability to raise capital and adversely affect the trading price of our securities.

Our ability to attract and retain qualified employees is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We believe our employees, including our executive management team, are our most important resource and, in our industry and geographic area, competition for qualified personnel is intense. If we were unable to retain and attract qualified employees, our performance could be materially adversely affected.

Historical transactions with our former parent company may adversely affect our financial statements.

Historical transactions involving Avis Budget Group, Inc., or Avis (formerly Cendant Corporation), our former corporate parent, and our other former affiliates such as Realogy Corporation and Wyndham Worldwide Corporation, may be reviewed from time to time by external parties, which may include government regulatory organizations and tax authorities. The decision by one or more of these organizations to undertake a review is beyond our control. While management does not believe, nor has any knowledge of, any transaction that would be in error or otherwise adjusted, corrections to the financial statements of Avis, or its successor or its current or former affiliates, could adversely affect our financial statements.